Exhibit 10.9
CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS. THE CONFIDENTIAL REDACTED PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. SUCH REDACTIONS ARE INDICATED WITH THREE ASTERISKS.
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
          THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is entered into effective as of July 1, 2007 (the “Effective Date”) between K12 INC., a Delaware corporation (“Company”), and RONALD J. PACKARD (“Executive”), on the following terms and conditions:
SECTION 1. EMPLOYMENT.
          1.1 Responsibilities. Company hereby employs Executive on the terms and conditions set forth in this Agreement and Executive hereby accepts such employment. Executive shall serve as the Chief Executive Officer of Company. Executive also shall serve as a member of the Board of Directors of Company and agrees to hold such other executive position(s) with Company and/or its affiliates as the Board of Directors or Executive Committee shall from time to time designate. Executive shall perform such duties and responsibilities commensurate with Executive’s position(s) as may be required by Company from time to time, and Executive further recognizes that he will be required to travel in the ordinary course of performing his responsibilities. Executive shall carry out all of his employment responsibilities in an efficient, trustworthy, effective and businesslike manner.
          1.2 Exclusive Employment. Executive shall devote Executive’s full business time to Executive’s responsibilities under this Agreement. Without limiting the generality of the foregoing, Executive shall not render services of a business, professional or commercial nature to any other person, firm or corporation, whether for compensation or otherwise, except that Executive may engage in the following activities so long as such activities do not interfere with Executive’s ability to comply with this Agreement and are not otherwise in conflict with the policies or interests of Company: (a) civic, philanthropic and community service activities, (b) serving as a director or advisory board member of one outside company, and (c) publishing, solely on Executive’s personal time, screen plays, novels and other writings for which Executive may receive and retain separate compensation. Executive may not serve on any other outside boards of directors without prior approval of the Board.
SECTION 2. COMPENSATION AND OTHER BENEFITS.
          2.1 Compensation/Deductions. In consideration of Executive’s employment, Executive shall receive from Company while Executive is employed with Company the compensation and benefits described in this Section 2 as full and complete satisfaction of all of Company’s obligations to Executive arising from Executive’s employment. The compensation and employee benefits made available to Executive pursuant to this Agreement may be changed only by the written agreement of the parties. Executive authorizes Company to deduct and withhold from all compensation to be paid to Executive any and all sums required to be deducted or withheld by Company (including, but not limited to, income tax withholding and payroll taxes) pursuant to the provisions of all applicable laws, regulations, rulings or ordinances of the United States and any other applicable jurisdiction.

          2.2 Compensation. Executive shall receive, as a fixed base salary for the full time employment referred to in Section 1 hereof and all other obligations of Executive hereunder, compensation at the rate of Four Hundred Twenty-Five Thousand Dollars ($425,000) per year payable not less frequently than monthly in accordance with Company’s standard payroll practices as in effect from time to time (“Compensation”). At the request of Executive, the Board of Directors shall review Executive’s Compensation annually and determine in its sole and absolute discretion whether to grant Executive any increase in Compensation based on the performance of Executive and Company.
          2.3 Bonus. Executive may receive a bonus in the sole and absolute discretion of the Board of Directors of Company, which bonus shall not exceed an amount equal to one hundred (100) percent of Executive’s fixed base salary.
          2.4 Stock Options. Company will grant to Executive (subject to certain conditions) (i) stock options to purchase up to eight hundred thousand (800,000) shares of Common Stock of Company at an exercise price of Two Dollars and Sixty-Eight Cents ($2.68) per share, 228,571 of which shall vest on each of June 30, 2008, June 30, 2009 and June 30, 2010, and 114,287 of which shall vest on January 1, 2011, provided that Executive remains employed by Company or its affiliates on each such date, and (ii) stock options to purchase shares of Common Stock of Company as listed in Exhibit A at an exercise price of Two Dollars and Sixty-Eight Cents ($2.68) per share, which shall vest upon the satisfaction of the performance objectives identified in Exhibit A provided that Executive remains employed by Company or its affiliates on the applicable vesting dates. Except as set forth in this Section 2.4, all such stock options shall be subject to the terms of Company’s Stock Option Plan (the “Plan”) and Company’s form of Stock Option Agreement under the Plan (the “Stock Option Agreement”). In addition, upon the occurrence of a Vesting Acceleration Event (as defined in the Stock Option Agreement), all outstanding stock options held by Executive immediately prior to the date of such event shall become fully vested and exercisable. At the request of Executive, the Board of Directors shall review the role, responsibility and performance of Executive and Company annually and determine in its sole and absolute discretion whether to grant Executive any additional stock options and, if so, the exercise price and terms thereof.
          2.5 Previously Granted Stock Options. The stock options listed in the chart below that were previously granted by Company to Executive pursuant to the Stock Option Agreement entered into as of July 27, 2006, by and between Company and Executive (the “Previous Option Agreement”) shall continue in effect subject to the terms of the Amended and Restated Stock Option Agreement entered into as of July 12, 2007 (the “Amended and Restated Option Agreement”) which supersedes and replaces in its entirety the Previous Option Agreement; provided, however, that such stock options set forth in the first and third rows of the chart that have not vested as of December 31, 2008 shall be forfeited for no consideration effective as of such date, and such stock options set forth in the second row of the chart that have not vested as of December 31, 2010 shall be forfeited for no consideration effective as of such date.

Shares Subject to	Exercise	Vesting
Stock Options	Price
600,000	$1.50	*** shall vest for each opening of a new jurisdiction and enrolling 250 full-time students (up to *** jurisdictions and therefore a maximum of 600,000 stock options) [1]

1,200,000	$1.50	Excluding jurisdictions with a VCS opened prior to August 2005, *** stock options shall vest when $1M EBITDA contribution per new jurisdiction is achieved (up to *** jurisdictions and therefore a maximum of 1,200,000 stock options) [2]

200,000	$1.50	Achievement of fiscal year ending June 30, 2008 EBITDA and Revenue targets to be determined by the Board[3]
In addition, the stock options previously granted to Executive to purchase 1,500,000 shares of Common Stock of the Company at an exercise price of $6.00 per share set forth in Section 1(d) of the Previous Option Agreement shall continue in effect subject to the terms of the Amended and Restated Option Agreement; provided, however, that such stock options shall be forfeited for no consideration effective as of January 1, 2011, to the extent such stock options have not vested as of such date. All other stock options granted to Executive pursuant to the Previous Option Agreement that have not vested as of the Effective Date, unless otherwise provided in the Amended and Restated Option Agreement, shall be forfeited for no consideration as of such date.
          2.6 Expense Reimbursement. Company shall reimburse Executive for reasonable and necessary out-of-pocket business expenses incurred by Executive in the performance of Executive’s responsibilities hereunder and within the operating budget of Company, subject to Company’s business expense reimbursement policies in effect from time to time, including submission to Company of a written accounting of such expenses, which accounting shall include an itemized list of the expenses incurred, the business purposes for which such expenses were incurred, and appropriate receipts and supporting documentation.
          2.7 Vacation. Executive shall be entitled to paid vacation for each full year of Executive’s employment with Company (prorated for any partial year) in accordance with Company vacation policy in effect from time to time (which as applied to Executive shall not be

[1]	This provision shall survive until December 31, 2008.

[2]	This provision shall survive until December 31, 2010, and calculation of EBITDA contribution shall be as provided in the Amended and Restated Option Agreement. For example, the opening in December, 2008 of a new jurisdiction that takes until December, 2010 to achieve $1M EBITDA contribution would entitle Executive to vesting of *** stock options for that new jurisdiction in December, 2010.

[3]	This provision shall survive until December 31, 2008.

less than 3 weeks of vacation for each full year of employment). Said vacation time shall be planned consistent with Executive’s duties and obligations hereunder.
          2.8 Other Benefits. Executive shall be entitled to participate in all group employment benefits that are offered by Company to Company’s employees in general, subject to the terms and conditions of such benefit plans including any eligibility requirements.
SECTION 3. EMPLOYMENT TERM AND TERMINATION.
          3.1 Term. The term of this Agreement shall commence as of the Effective Date and shall expire on January 1, 2011 (the “Employment Term”), unless terminated earlier as provided in Section 3.2, 3.3, 3.4, 3.5, 3.7 or 3.8 below. In the event that Executive remains in the employment of Company after the expiration of the Employment Term, Executive’s employment with Company shall be on an “at will” basis and may be terminated by either party at any time by notice to the other party. Upon termination of employment, Executive shall not be entitled to receive any compensation, payments or benefits of any nature whatsoever, except as specifically provided in Section 3.2, 3.3, 3.4, 3.5, 3.7 or 3.8 below.
          3.2 Termination Upon Death. Executive’s employment with Company shall terminate upon the death of Executive. In the event of such termination, Company shall continue to pay to the estate of Executive Executive’s Compensation in accordance with Section 2.2 for a period of one hundred and eighty (180) days after the date of such termination.
          3.3 Termination Upon Disability. Executive’s employment with Company shall terminate upon the “disability” of Executive. In the event of such termination, Company shall pay to Executive any unpaid Compensation to the extent earned and payable as of the date of termination. As used herein, the term “disability” shall mean a physical or mental disability that renders Executive unable to perform Executive’s normal duties for Company for a period of 90 or more days as determined in the good faith judgment of the Board of Directors of Company.
          3.4 Termination for Cause. Company shall have the right to terminate Executive’s employment for “Cause” by written notice to Executive. In the event of such termination, Company shall pay to Executive any unpaid Compensation to the extent earned and payable as of the date of termination. For purposes of this Agreement, a termination shall be for Cause if Executive shall: (i) commit a material act of fraud, dishonesty, embezzlement or misappropriation involving Company or any of its affiliates, (ii) be convicted of, or enter a plea of guilty or no contest to, any felony, (iii) materially breach this Agreement, (iv) willfully fail or habitually neglect to perform Executive’s material responsibilities under this Agreement, or (v) engage in any illegal conduct that materially adversely affects the reputation of Company and/or its relationship with its employees, customers or suppliers.
          3.5 Termination Without Cause and Portability of Options. In the event Company terminates Executive’s employment prior to the expiration of the Employment Term for other than death, disability or Cause, which Company shall have the absolute right to do, Company shall continue to pay to Executive, as severance pay, Executive’s Compensation in accordance with Section 2.2 for the balance of the Severance Period (as defined below). As used herein, the “Severance Period” means the period commencing on the date of termination of employment and ending eighteen (18) months thereafter. In addition, the Stock Option Agreement to be entered into between the Company and Executive, pursuant to Section 2.4 above, shall provide that upon a Termination Without Cause, Executive shall be afforded an extended exercise period for all vested stock options held by Executive as of the date of termination of employment until the earlier of ninety (90) days after the expiration of any “lock-up” period applicable to the Company’s initial underwritten public offering of Common Stock, or the expiration of the Option Term. The treatment and consideration of all unvested stock options at the time of such termination will be determined by the Board of Directors in its sole discretion.
          3.6 Termination after Employment Term. In the event either party terminates Executive’s employment after the expiration of the Employment Term, which either party shall have the absolute right to do, Company shall pay to Executive any unpaid Compensation to the extent earned and payable as of the date of termination.
           3.7 Constructive Termination. If there is a material reduction in Executive’s duties, responsibilities or title as provided in Section 1.1 of this Agreement (a “Constructive Termination”), such an action will be deemed to be a Termination Without Cause and Executive shall be entitled to severance pay as provided in Section 3.5 and all other benefits he is entitled to under this contract as a Termination Without Cause.
          3.8 Termination by Executive. If Executive voluntarily elects to terminate his employment with the Company by resignation for any reason prior to the end of the term of this Agreement, Executive shall not be entitled to any severance pay or benefits, except Executive shall be entitled to any unpaid salary , reimbursable expenses, and accrued vacation time until the date of termination.
SECTION 4. COVENANTS OF EXECUTIVE.
          4.1 Confidential Information. Executive acknowledges that Executive’s services previously rendered to Company and to be rendered to Company place Executive in a position of confidence and trust with Company and have allowed and will continue to allow Executive access to Confidential Information (as defined below). Executive agrees that at all times during which Executive is receiving any compensation from Company (including any severance pay) and for a period of three (3) years thereafter, Executive will maintain the Confidential Information in strictest confidence and will not, unless required to do so in the ordinary course of Company’s operations, disclose to any person, or use for Executive’s own personal use or financial gain, whether individually or on behalf of another person, any Confidential Information. Without limiting the generality of the foregoing, Executive acknowledges that Company’s agreements and/or relationships with other persons may impose obligations or restrictions regarding the confidential nature of work or information relating to such persons, and Executive agrees to be bound by all such obligations and restrictions. As used herein, “Confidential Information” shall mean information and compilations of information relating to Company and/or its business including, but not limited to, information regarding any trade secrets, proprietary knowledge, operating procedures, finances, financial condition, ownership, organization, employees, customers, clients, suppliers, distributors, agents, and other personnel, business activities, budgets, strategic or financial plans, objectives, marketing plans, products, services, price and price lists, operating and training materials, data bases and analyses and all other documents relating thereto or strategies of Company; provided, however, that Confidential Information shall not include information that is or becomes generally known to the public through no act or omission of Executive.
          4.2 Intellectual Property Rights. Executive shall assign and transfer to Company, and does hereby assign and transfer to Company, all right, title and interest in and to all Company IP (as defined below). All Company IP is and shall be the sole property of Company. Executive shall disclose all Company IP promptly in writing to Company. Upon the request of Company, Executive shall promptly execute a written assignment of title to Company for all Company IP, and Executive will preserve all such Company IP as Confidential Information. As used herein, “Company IP” shall mean all inventions and intellectual property rights (including, but not limited to, designs, discoveries, inventions, improvements, ideas, devices, techniques, processes, writings, trade secrets, trademarks, patents, copyrights and all other intellectual property rights including, without limitation, notes, records, reports, software, plans, memoranda and other tangible information relating to such intellectual property, whether or not subject to protection under applicable laws) that Executive solely or jointly with others conceives, makes, acquires, suggests or participates in at any time during Executive’s employment with Company and that relate to the actual or demonstrably anticipated business, products, processes, work, operations, research and development or other activities of Company.
          4.3 Non-Interference. During the Restricted Period (as defined below), Executive shall not directly or indirectly, individually, or together with, or through any other person: (i) in any manner discourage any person which is or has been a customer or supplier of Company from continuing its relationship with Company, (ii) approach, counsel, or attempt to induce any person who is then in the employ of or an independent contractor of Company, to leave their employment or engagement, or employ, engage or attempt to employ or engage any such person, or (iii) aid or counsel any other person to do any of the above. As used herein, the “Restricted Period” means the period during which Executive is receiving any compensation from Company (including any severance pay) and for a period of one (1) year thereafter.
          4.4 Exclusivity. During the Restricted Period Executive shall not directly or indirectly on Executive’s own behalf or on behalf of any other person: (a) engage in; (b) own or control any interest in (except as a passive investor of less than 1% of the publicly traded stock of a publicly held company); (c) act as a director, officer, manager, employee, trustee, agent, partner, joint venturer, participant, consultant of or be obligated to, or be connected in any advisory, business or ownership capacity with; (d) lend credit or money for the purpose of the establishing or operating; or (e) allow Executive’s name or reputation to be used by or in, any business, venture, activity or organization (including any non-profit organization) that directly competes with the Company or its business (collectively, the “Restricted Business”).
          4.5 Return of Records, Equipment and Confidential Information. Upon the earlier of termination of Executive’s employment hereunder or request by Company, Executive shall promptly return to Company: (i) all Confidential Information and all documents, records, procedures, books, notebooks, and any other documentation in any form whatsoever (including, but not limited to, written, audio, video or electronic) containing any information pertaining to Company which includes Confidential Information, including any and all copies of such documentation then in Executive’s possession or control regardless of whether such documentation was prepared or compiled by Executive, Company, other employees of Company, representatives, agents, or independent contractors, and (ii) all equipment or tangible personal property entrusted to Executive by Company. Executive will not retain any original, copy, description, document, data base or other form of media that contains or relates to any Confidential Information whether produced by Executive or otherwise. Without limiting the generality of the foregoing, Executive shall permanently delete all Confidential Information from all computers, disks, CD-ROMS, tapes, and other media owned or used by or accessible to Executive, other than from any of the foregoing owned, used or controlled by Company. Executive acknowledges that all Confidential Information and all such documentation, copies of such documentation, equipment, and tangible personal property are and shall at all times remain the sole and exclusive property of Company.
          4.6 Post-Employment Cooperation. Executive agrees that following Executive’s termination of employment with Company, Executive shall cooperate and assist Company at Company’s expense in any dispute, controversy, or litigation in which Company may be involved and with respect to which Executive obtained knowledge while employed by Company or any of its affiliates, successors, or assigns, including, but not limited to, Executive’s participation in any court or arbitration proceedings, giving of testimony, signing of affidavits, or such other personal cooperation as counsel for Company shall reasonably request.
SECTION 5. REPRESENTATIONS BY EXECUTIVE. Executive represents and warrants that:
          (a) Executive is free to enter into and perform each of the terms and conditions of this Agreement. Executive is not subject to any agreement, judgment, order or restriction that would be violated by Executive being employed by Company or that in any way restricts the services that may be rendered by Executive for Company. Executive’s execution of this Agreement and performance of Executive’s obligations under this Agreement does not and will not violate or breach any other agreement between Executive and any other person or entity.
          (b) Executive has carefully considered the nature and extent of the restrictions and covenants in this Agreement and Executive agrees that they will not prevent Executive from earning a livelihood after employment with Company and that they are fair, reasonable and necessary to protect and maintain the proprietary interests, goodwill and other legitimate business interests of Company in view of the following facts: (i) Executive will hold a position of confidence and trust with Company as a result of Executive’s employment with Company, access to confidential financial and other information, and relationship with the customers, suppliers and other employees of Company, (ii) it would be impossible for Executive to be employed or engaged in the Restricted Business without inevitably using Company’s proprietary information, and (iii) Executive has broad skills that will permit gainful employment in many areas and businesses outside the scope of Company’s business.

          (c) Executive acknowledges that but for the above representations and warranties of Executive, Company would not employ Executive or enter into this Agreement.
SECTION 6. ASSIGNABILITY.
          This Agreement is binding upon and inures to the benefit of the parties and their respective heirs, executors, administrators, personal representatives, successors, and permitted assigns. Company may assign its rights or delegate its duties under this Agreement at any time and from time to time. The parties acknowledge that this Agreement is personal to Executive and that the availability of Executive to perform services and the covenants provided by Executive hereunder have been a material consideration for Company to enter into this Agreement. Accordingly, Executive may not assign any of Executive’s rights or delegate any of Executive’s duties under this Agreement, either voluntarily or by operation of law, without the prior written consent of Company, which may be given or withheld by Company in its sole and absolute discretion.
SECTION 7. NOTICES.
          All notices, requests, demands or other communications hereunder shall be deemed to have been duly given when delivered, addressed as follows (or at such other address as the addressed party may have substituted by notice pursuant to this Section 7):

If to Executive:	At Executive’s address as it appears
in the records of Company

If to Company:	K12 INC.
2300 Corporate Park Drive, Suite 200
Herndon, Virginia 22102
Attention: Executive Committee

with a copy (not itself
constituting notice)
to:

K12 INC.
2300 Corporate Park Drive, Suite 200
Herndon, Virginia 22102
Attention: Office of the General Counsel
Fax: (703) 483-7496
SECTION 8. MISCELLANEOUS.
          8.1 Entire Agreement. This Agreement supersedes the Employment Agreement, dated as of January 1, 2006 between the Company and the Executive. This Agreement and the Amended and Restated Option Agreement embodies the entire representations, warranties, covenants and agreements in relation to the subject matter hereof.

No other representations, warranties, covenants, understandings or agreements in relation hereto exist between the parties except as otherwise expressly provided herein.
          8.2 Amendment. This Agreement may not be amended except by an instrument in writing duly executed by the parties hereto.
          8.3 Applicable Law. This Agreement has been made and executed under, and will be construed and interpreted in accordance with, the laws of the State of Delaware excluding conflict of law principles.
          8.4 Provisions Severable. Every provision of this Agreement is intended to be severable from every other provision of this Agreement. If any provision of this Agreement is held to be void or unenforceable, in whole or in part, or unreasonable or excessive in scope or duration with the result that such provision (or portion thereof) as drafted is void or unenforceable, such provision shall be deemed to be reformed to the minimum extent necessary so that such provision as reformed may and shall be legally enforceable. If any provision of this Agreement is held to be void or unenforceable, in whole or in part, and cannot be reformed and made enforceable as provided in the immediately preceding sentence, the remaining provisions will remain in full force and effect.
          8.5 Non-Waiver of Rights and Breaches. Any waiver by a party of any breach of any provision of this Agreement will not be deemed to be a waiver of any subsequent breach of that provision, or of any breach of any other provision of this Agreement. Except as otherwise provided in Section 8.6 below, no failure or delay in exercising any right, power, or privilege granted to a party under any provision of this Agreement will be deemed a waiver of that or any other right, power, or privilege. No single or partial exercise of any right, power, or privilege granted to a party under any provision of this Agreement will preclude any other or further exercise of that or any other right, power, or privilege.
          8.6 Expiration of Claims. All claims that any party has against the other must be presented in writing within one year of the date the claiming party knew or should have known of the facts giving rise to the claim, or, with respect to claims related to termination of Executive’s employment, within one year of the date of termination of employment. Any claim not brought within said time period shall be waived and forever barred unless the party against whom such claim is made agrees to waive such time period.
          8.7 Remedies. Executive agrees that in the event of any actual or threatened material breach of this Agreement by Executive, Company shall be entitled to specific performance, injunctive relief and other similar equitable remedies.
          8.8 Interpretation of Agreement. Each of the parties has had the opportunity to be represented by counsel in the negotiation and preparation of this Agreement. The parties agree that this Agreement is to be construed as jointly drafted. Accordingly, this Agreement will be construed according to the fair meaning of its language, and the rule of construction that ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement.

          8.9 Survival of Provisions. The provisions of Sections 4, 5, 6, 7 and 8 of this Agreement shall survive the Employment Term and any termination of this Agreement in accordance with their respective terms.
          8.10 Gender and Number. Concerning the words used in this Agreement, the singular form shall include the plural form, the masculine gender shall include the feminine or neuter gender, and vice versa, as the context requires, and the word “person” shall include any natural person, partnership, corporation, limited liability company, association, trust, estate or other legal entity.
          8.11 Headings. The headings of the Sections and Paragraphs of this Agreement are inserted for ease of reference only, and will have no effect in the construction or interpretation of this Agreement.
          8.12 Counterparts. This Agreement and any amendment or supplement to this Agreement may be executed in two or more counterparts, each of which will constitute an original but all of which will together constitute a single instrument. Transmission by facsimile of an executed counterpart signature page hereof by a party hereto shall constitute due execution and delivery of this Agreement by such party.
          8.13 Section 409A. Notwithstanding anything to the contrary in this Agreement, no payments contemplated by this Agreement will be paid during the six-month period following Executive’s termination of employment unless Company determines, in its good faith judgment, that paying such amounts at the time or times indicated in this Section 8.13 would not cause Executive to incur an additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date) (in which case such amounts shall be paid at the time or times indicated in this Section 8.13). If the payment of any amounts are delayed as a result of the previous sentence, on the first day following the end of the six-month period, Company will pay Executive a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to Executive under this Agreement during such six month period. Thereafter, payments will resume in accordance with this Agreement.
          Additionally, in the event that following the Effective Date Company reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code, Company and Executive shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effective), or take any other commercially reasonable actions necessary or appropriate to (x) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (y) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.
[signature page follows]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

“Company”

K12 INC.
a Delaware corporation

By:	/s/ Andrew Tisch

Andrew Tisch
Chair, Compensation Committee

/s/ Ronald J. Packard

Ronald J. Packard

EXHIBIT A
NUMBER OF OPTIONS AND VESTING CONDITIONS

Number of Options	Vesting Conditions
750,000	*** of such stock options shall vest for each opening of a new jurisdiction on or after January 1, 2009 that enrolls 250 full-time students (up to *** jurisdictions and therefore a maximum of 750,000 stock options shall be eligible to vest.).

400,000	One third of such stock options shall vest for each of the 2008, 2009 and 2010 fiscal years based upon achievement of EBITDA and Revenue targets consistent with internal models developed in connection with the Company’s initial public offering and mutually agreed to by Executive and the Board for fiscal years 2008, 2009 and 2010.

400,000	Achievement of a smooth and successful transition of the Company from a private to a public company, as determined by the Board in its sole discretion.